Exhibit 5.1

June 30, 2010

InfuSystem Holdings, Inc.

31700 research Park Drive

Madison Heights, Michigan 48071

Re:	Share Award Agreement and Restricted Stock Award Agreements

Ladies and Gentlemen:

We have acted as counsel to InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). This Registration Statement relates to the registration of 2,300,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) under the Share Award Agreement between Sean McDevitt and InfuSystem Holdings, Inc. and the Restricted Stock Award Agreements between InfuSystem Holdings, Inc. and each of Timothy Kopra, Sean Whelan, Jan Skonieczny, Bryan Russo, David Haar and Scott Chesky (collectively, the “Agreements”).

In connection with this opinion letter, we have examined the Agreements, the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of all copies.

Based on the foregoing, we are of the opinion that such shares of Common Stock being registered pursuant to the Registration Statement to be issued under the Agreements have been duly authorized and, if and when issued and paid for in full in accordance with the Agreements as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, to any other matters relating to the Company or the Common Stock.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under the provisions of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP